Barfresh Provides Third Quarter 2019 Update on Recent Business Progress

Company Receives USDA Approval for Expanded School Offerings

LOS ANGELES, Calif., November 14, 2019 (GLOBE NEWSWIRE) – Barfresh Food Group, Inc. (OTCQB: BRFH), a manufacturer of frozen, ready-to-blend beverages, is providing an update on recent business developments in conjunction with the filing of its form 10-Q for the third quarter ended September 30, 2019.

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “Revenue increased 13% on a sequential basis and we strengthened our position within the school channel as our entire product offerings are now approved for the USDA reimbursement standards. In addition, we continued to improve general and administrative expense, which improved 22% compared to last year, and adjusted EBITDA continued to improve on a sequential basis and compared to the same period last year. We are implementing additional manufacturing, shipping and overall efficiency improvements that will continue to improve our operating margins and drive improved EBITDA in 2020.”

Mr. Delle Coste continued, “As we enter the fourth quarter of 2019, our product offerings meet the USDA reimbursement standards and we believe that by working with our leading distributors and direct salesforce, our existing and new product offerings will accelerate our school wins across all 50 states. We will be adding new offerings to this channel during the first quarter of 2020 that we expect will increase our sales per school and increase the adoption by new schools utilizing our products to meet dietary guidelines. We also continue to successfully expand our military channel both domestically and internationally.”

Business Highlights

●	NATIONAL & REGIONAL ACCOUNTS – The Company continues to expect a roll out to a national QSR with over 2,500 locations. It is currently testing with two additional national QSR Chains in the U.S. including one of the largest Casual Dine restaurant companies in the U.S. The casual dine chain test is extending into Q4 and is now in the final stage of operational process evaluation and expected to be completed in the first quarter of 2020. This year, we have launched 62 locations to a national sandwich chain in Puerto Rico with additional locations now available in the region. In addition, we implemented Barfresh in another national chain in North America with 57 locations that now include Barfresh on their national permanent menu.

●	EDUCATION CHANNEL – All of the Company’s product offerings meet the USDA reimbursement standards and the Company believes that by working with its leading distributors and direct salesforce, its existing and new product offerings will accelerate school wins across all 50 states. Barfresh will be adding new offerings to this channel during the first quarter and expects a dramatic increase in new school locations. The Company continues to receive positive feedback from school administrators and believes its unique product offering, specialized programs, national distribution footprint and strategic partnerships ensure it is effectively targeting the United States’ nearly 14,000 public school districts, which represent over 98,000 schools.

●	MILITARY CHANNEL – The Company recently received approval to begin serving in international dining facilities and plans to be pouring in 20 to 25 South Korean dining facilities in approximately the next two months. The Company’s smoothies will be available in military food service programs supporting dining facilities and its solutions for all meal periods are designed to support a large number of personnel in a short period [of time]. There are multiple facilities at each military base, creating many expansion opportunities at current and new bases. The Company is actively pursuing engagement with all U.S. military facilities and expects to gain greater penetration across the United States’ 800 bases, which serve 1.3 million active troops.

●	IMPROVING COST STRUCTURE – The Company continued to reduce general and administrative (“G&A”) expenses during the third quarter, with an overall 22% reduction compared to last year. The Company expects continued expense leverage throughout the remainder of 2019 with increased economies-of-scale, which is also expected to result in improved cash flow. The Company is closely evaluating all elements of its existing logistics chain and expects the improvement in shipping expense to continue and accelerate over coming quarters. In fiscal year 2020, the company expects continued improvement in absolute G&A expenses due to many initiatives including renegotiated terms for sales agreements, broker agreements and employee cost structure realignment that we continue to implement. We expect these improvements to be realized during the first six months of 2020.

Financial Results

Revenue for the third quarter of 2019 was $1.56 million, an increase of 13% on a sequential quarter basis. The sequential improvement in revenue was primarily the result of expansion in the military channel as well as regional and national restaurants. Gross margin for the third quarter was 54%, as compared with last year’s third quarter gross margin of 55.3%. The company anticipates gross profit percentage for the fourth quarter of 2019 to be comparable to the third quarter of 2019.

Operating loss for the third quarter of 2019 improved to $0.95 million, as compared with $1.4 million in the third quarter of 2018. The improvement was primarily due to lower G&A expenses.

As of September 30, 2019, the Company had $1.3 million of cash and $0.8 million of inventory on its balance sheet.

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the cash flow of the Company. The primary factors in reconciling these items are non-cash costs, including stock compensation, stock issued for services, and gain or loss on the sale of derivatives.

Adjusted EBITDA improved to a loss of $0.6 million, compared to a loss of $0.8 million for the three-month period ended September 30, 2018. A reconciliation of adjusted EBITDA to net (loss) is provided below.

	For the three months ended September 30,		For the nine months ended September 30,
	2019	2018	2019	2018

Net (loss)	$(528,700)	$(1,899,583)	$(3,949,878)	$(6,052,507)

Depreciation and Amortization	139,738	146,427	496,789	378,181
Interest	283,709	196,201	929,596	426,297
EBITDA	(105,253)	(1,556,955)	(2,523,493)	(5,248,029)

Stock based compensation	67,185	134,082	338,683	498,527 *
Stock issued for Services	140,874	50,000	321,914	150,000 **
Gain/Loss on Sale of Derivatives	(704,798)	296,211	(790,072)	544,107
Adjusted EBITDA	$(601,992)	$(1,076,662)	$(2,652,968)	$(4,055,395)

*Stock based compensation issued to employees

**Stock based payment issued to directors and third party services

Conference Call

The conference call to discuss these results is scheduled for today, Thursday, November 14, 2019, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. Participants from the Company will be Riccardo Delle Coste, CEO, Joseph Cugine, President, and Raffi Loussararian, Vice President of Finance.

A telephonic playback will be available approximately two hours after the call concludes and will be available through Thursday, November 28, 2019. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13696346.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (OTCQB: BRFH) is a developer, manufacturer and distributor of ready-to-blend beverages, including smoothies, shakes and frappes, primarily for restaurant chains and the foodservice industry. The company’s proprietary, patented system uses portion-controlled pre-packaged beverage ingredients that deliver freshly made frozen beverages that are quick, cost efficient, better for you and without waste. Barfresh has an exclusive distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial progress and future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, among others. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company and may not materialize. Investors are cautioned that any such statements are not guarantees of future performance. The contents of this release should be considered in conjunction with the warnings, risk factors and cautionary statements contained in the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Furthermore, the Company does not intend, and is not obligated, to update publicly any forward-looking statements, except as required by law.

Contact

John Mills

ICR

646-277-1254

John.Mills@icrinc.com